                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Under Rule 14a-12


                            KIMCO REALTY CORPORATION
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


       ----------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                            KIMCO REALTY CORPORATION

                             3333 NEW HYDE PARK ROAD
                          NEW HYDE PARK, NY 11042-0020



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  May 15, 2001


         Notice is hereby given of, and you are cordially invited to attend the 2001 Annual Meeting of Stockholders (the "Meeting") of Kimco Realty Corporation, a Maryland corporation (the "Company"), to be held on Tuesday, May 15, 2001, at 10 o'clock a.m. at 270 Park Avenue, 11th Floor, Room C, New York, NY 10017 for the following purposes:


          1. To elect directors to serve for a term of one year and until their successors are duly elected and qualify;

          2. To approve a recommendation by the Executive Compensation Committee of the Board of Directors that the number of shares of the Company's Common Stock, par value $.01 per share, subject to Option under the Company's 1998 Equity Participation Plan be increased by 3,000,000 shares;

          3. To consider and vote upon a proposal to amend the charter of the Company to permit the Board of Directors to change the number of authorized shares of stock of the Company; and

          4. To transact such other business as may properly come before the Meeting or any adjournment(s) or postponement(s) thereof.

         Only common stockholders of record at the close of business on April 5, 2001, will be entitled to vote at the Meeting or any adjournment(s) or postponement(s) thereof.

         IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE OR ALTERNATIVELY, YOU MAY VOTE BY TELEPHONE OR BY INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD.





                                            BY ORDER OF THE BOARD OF DIRECTORS




                                            /s/ Bruce M. Kauderer
                                            -----------------------------------
                                            Bruce M. Kauderer
                                            Secretary

April 10, 2001.

                            KIMCO REALTY CORPORATION

              3333 NEW HYDE PARK ROAD, NEW HYDE PARK, NY 11042-0020

                                  -------------

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS

                           to be held on May 15, 2001


        This Proxy Statement is furnished to common stockholders of Kimco Realty Corporation, a Maryland corporation (the "Company"), in connection with the solicitation of proxies in the form enclosed herewith for use at the 2001 Annual Meeting of Stockholders (the "Meeting") of the Company to be held on Tuesday, May 15, 2001, at 10 o'clock a.m. for the purposes set forth in the Notice of Annual Meeting of Stockholders.

        This solicitation is made by the Company on behalf of the Board of Directors of the Company (the "Board of Directors" or the "Board"). Costs of this solicitation will be borne by the Company. Directors, officers and employees of the Company and its affiliates may also solicit proxies by telephone, telegraph, fax or personal interview. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to stockholders.

        The Company's Annual Report for the calendar year ended December 31, 2000, has been mailed with this Proxy Statement. This Proxy Statement and the enclosed form of proxy were mailed to stockholders on or about April 12, 2001. The principal executive offices of the Company are located at 3333 New Hyde Park Road, New Hyde Park, New York 11042-0020; telephone (516) 869-9000.

        Holders of record of the Common Stock of the Company, par value $.01 per share (the "Common Stock"), as of the close of business on the record date, April 5, 2001, are entitled to receive notice of, and to vote at, the Meeting. The outstanding Common Stock constitutes the only class of securities entitled to vote at the Meeting, and each share of Common Stock entitles the holder thereof to one vote. At the close of business on April 5, 2001, there were 63,526,737 shares of Common Stock issued and outstanding.

        Shares represented by proxies in the form enclosed, if such proxies are properly executed and returned and not revoked, will be voted as specified. Where no specification is made on a properly executed and returned form of proxy, the shares will be voted FOR the election of all nominees for Director (See Proposal 1), FOR the recommendation by the Executive Compensation Committee of the Board of Directors that the shares of the Company's Common Stock subject to Option under the Company's 1998 Equity Participation Plan (the "Equity Participation Plan") be increased by 3,000,000 shares (See Proposal 2) and FOR the proposed amendment of the Company's charter to permit the Board of Directors to change the number of authorized shares of stock of the Company (See Proposal
3). To be voted, proxies must be filed with the Secretary of the Company prior to voting. Proxies may be revoked at any time before exercise by filing a notice of such revocation, by filing a later dated proxy with the Secretary of the Company or by voting in person at the Meeting. Dissenting stockholders will not have rights of appraisal with respect to any matter to be acted upon at the Meeting.

        Under Maryland law, shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered by the beneficial owner of the stock to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

                                  PROPOSAL 1
                              Election of Directors

        The Company's By Laws provide that all directors be elected at each annual meeting of stockholders. Pursuant to the Company's charter and such By Laws, the Directors have fixed the number of directors to be elected at seven. The persons named as proxies in the accompanying form of proxy intend to vote in favor of the election of the seven nominees for director designated below, all of whom are presently directors of the Company, except for David B. Henry who joined the Company during April 2001, to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualify. It is expected that each of these nominees will be able to serve, but if any such nominee is unable to serve, the proxies may vote for another person nominated by the Board of Directors or the Board may amend the By Laws to reduce the number of directors to be elected at the meeting.

Information Regarding Nominees (as of April 5, 2001)

                                          Present Principal Occupation or
   Name                      Age    Employment and Five-Year Employment History
   ----                      ---    -------------------------------------------
Martin S. Kimmel(2)(3)(4)    85     Chairman (Emeritus) of the Board of
                                      Directors of the Company since November
                                      1991; Chairman of the Board of Directors of the Company for more than five years prior to such date. Founding member of the Company's predecessor in 1966.

Milton Cooper(2)(3)(4)       72     Chairman of the Board of Directors of the
                                      Company since November 1991; Director and
                                      President of the Company for more than
                                      five years prior to such date. Founding
                                      member of the Company's predecessor in
                                      1966.

Richard G. Dooley(1)(3)(4)   71     Director of the Company since December 1991.
                                      Consultant to, and from 1978 to 1993,
                                      Executive Vice President and Chief
                                      Investment Officer of Massachusetts Mutual
                                      Life Insurance Company.

Michael J. Flynn(2)          65     Vice Chairman of the Board of Directors of
                                      the Company since January 1996 and, since
                                      January 1997, President and Chief
                                      Operating Officer; Director of the Company since December 1991. Chairman of the Board and President of Slattery Associates, Inc. for more than five years prior to joining the Company in 1996.

Joe Grills(1)(3)(4)          66     Director of the Company since January 1997.
                                      Chief Investment Officer for the IBM
                                      Retirement Funds from 1986 to 1993.

David B. Henry               52     Chief Investment Officer of the Company
                                      since April 2001. Prior to joining the
                                      Company, Mr. Henry was Chief Investment
                                      Officer of G.E. Capital Real Estate since
                                      1997 and held various positions at G.E.
                                      Capital for more than five years prior to 1997.

Frank Lourenso (1)(3)(4)     60     Director of the Company since December 1991.
                                      Executive Vice President of J.P. Morgan
                                      ("J.P. Morgan", and successor by merger to The Chase Manhattan Bank and Chemical Bank, N.A.) since 1990. Senior Vice President of J.P. Morgan for more than five years prior to that time.

---------------------
(1)  Member of Audit Committee.
(2)  Member of Executive Committee.
(3)  Member of Executive Compensation Committee.
(4)  Member of Nominating Committee.

        Mr. Cooper is also a director of Getty Realty Corp. and Blue Ridge Real Estate/Big Boulder Corporation and a trustee of MassMutual Corporate Investors and MassMutual Participation Investors. He also serves as a member of the Board of Governors of the National Association of Real Estate Investment Trusts.

        Mr. Dooley is also a director of Advest Group, Inc., Hartford Steam Boiler Inspection and Insurance Co. and Jefferies Group, Inc. and a trustee of MassMutual Corporate Investors and MassMutual Participation Investors.

        Mr. Flynn is also Chairman of the Board of Directors of Blue Ridge Real Estate/Big Boulder Corporation.

        Mr. Grills is also a Director of certain Merrill Lynch and Mercury HW Mutual Funds, Duke Management Company and the LaSalle Street Fund. He also serves as a member of the Investment Advisory Committees of the State of New York Common Retirement Fund and the Virginia Retirement System. Mr. Grills is a member of the Financial Executives Institute Committee on Investment of Employee Benefit Assets, its executive committee and is a former chairman of that committee.

        All directors of the Company serve terms of one year and until the election and qualification of their respective successors. All of the Directors of the Board were in attendance at each of the four regular meetings of the Board of Directors held during 2000, which occurred on March 1, May 4, July 26 and November 1, and at the 2000 Annual Meeting of Stockholders held on April 5, 2000.

Committees of the Board of Directors

        Audit Committee. The Board of Directors has established an Audit Committee consisting of three independent Directors to make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls. Two formal meetings of the Audit Committee were held during 2000 on March 1, 2000 and November 1, 2000, in addition; the Audit Committee held a meeting on February 15, 2001.

        Executive Committee. The Executive Committee has been granted the authority to acquire and dispose of real property, to borrow money on behalf of the Company and to authorize, on behalf of the full Board of Directors, the execution of certain contracts and agreements (except for contracts between the Company and KC Holdings, Inc. -- see "Compensation Committee Interlocks and Insider Participation"). The Executive Committee convened twice during 2000, on May 4, 2000 and November 1, 2000.

        Executive Compensation Committee. The Board of Directors has established an Executive Compensation Committee to determine compensation for the Company's executive officers, in addition to administering the Company's Equity Participation Plan (as defined herein). One meeting of the Executive Compensation Committee was held during 2000, on March 1, 2000; in addition; the Executive Compensation Committee held a meeting on February 15, 2001.

        Nominating Committee. The Board of Directors has established a Nominating Committee which met on February 15, 2001. The functions of the Nominating Committee include recommending candidates for annual election to the Board of Directors and to fill vacancies on the Board of Directors that may arise from time to time. The Nominating Committee will consider all candidates recommended by shareholders in accordance with the procedure established in the Company's By Laws which requires recommendations to be submitted in writing ninety days in advance of the annual meeting of shareholders. Such recommendations should include the name and address and other pertinent information about the candidate as is required to be included in the Company's proxy statement. Recommendations should be submitted to the Secretary of the Company.

        Each of the Directors comprising these various Committees of the Board of Directors was in attendance at all meetings of such Committees held on the dates indicated.

Compensation of Directors

        Members of the Board of Directors and Committees thereof who are not also employees of the Company ("Non-employee Directors") receive an annual fee of $24,000, plus fees of $2,000 for attending each regular or special meeting of the full Board. The Non-employee Directors, other than Mr. Kimmel, receive $500 for attending each Executive Compensation Committee and Nominating Committee meeting and $1,000 for attending each Audit Committee Meeting. The Non-employee Directors who are members of the Audit Committee also receive an annual fee of $4,000. In accordance with the Company's Equity Participation Plan (as defined herein), the Non-employee Directors may be granted awards of deferred stock ("Deferred Stock") in lieu of directors' fees. Unless otherwise provided by the Board, a grantee of Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Common Stock underlying the award has been issued. Pursuant to such arrangements, each of Messrs. Kimmel, Dooley, Grills and Lourenso received directors' fees in cash of $16,000, $23,500, $23,500 and $23,500, respectively, during 2000. During 2000,
Messrs. Kimmel, Dooley, Grills and Lourenso each received Deferred Stock awards valued at $16,000, in lieu of directors' fees and meeting fees. Employees of the Company who are also Directors are not paid any directors' fees.

        During 1998 and 1999, the Company granted each Non-employee Director options to acquire 7,500 shares of Common Stock at $37.375 and $32.00 per share, respectively, the market prices on the dates of such option grants. During 2000, the Company granted each Non-employee Director options to acquire 7,500 shares of Common Stock at $40.75 per share. See "Executive Compensation and Transactions with Management and Others - Executive Compensation and Employment Contracts" for information concerning stock options granted to Mr. Cooper, Mr. Flynn and Mr. Kornwasser. The Company intends to grant Non-employee Directors, options to acquire an additional 7,500 shares during 2001 at the then current market price.

        Mr. Kimmel received $50,000 during 2000 as payment for consulting services rendered to, and reimbursement of certain expenses incurred on behalf of, the Company.

Vote Required

        Assuming the presence of a quorum, a plurality of all the votes cast by the holders of shares of Common Stock present, in person or by proxy, and entitled to vote at the Company's Annual Meeting will be sufficient to elect a nominee as a director. Accordingly, abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of the votes cast at the Meeting.

        THE BOARD OF DIRECTORS OF THE COMPANY RECOMMEND THAT YOU VOTE FOR ALL OF THE NOMINEES SET FORTH IN THIS PROXY STATEMENT.

Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth certain information available to the Company as of April 5, 2001, with respect to shares of its Common Stock and Depositary Shares representing its Class A, Class B, Class C and Class D Preferred Stock (i) held by those persons known to the Company to be the beneficial owners (as determined under the rules of the U.S. Securities and Exchange Commission, the "SEC") of more than 5% of such shares and (ii) held, individually and as a group, by the directors and executive officers of the
Company:

                                                       Shares Owned                              Percent
                                                     Beneficially (#)                         of Class (%)
                                                     ----------------                         ------------
Name & Address (where required)                                          Depositary                    Depositary
        of Beneficial Owner                       Common                 Shares (4)          Common    Shares (4)
-------------------------------                   ------                 ----------          ------    ----------
Milton Cooper                                 4,491,779  (1)(6)         22,100   (2)           7.1          *
c/o  Kimco Realty Corporation
3333 New Hyde Park Rd.
New Hyde Park, NY  10042

Stichting Pensioenfonds ABP                   3,618,422                 -                      5.7          -
Oude Lindestraat 70
Postbus 2889
6401 DL Heerlen, The Netherlands

Martin S. Kimmel                              2,736,617     (3)         -                      4.3          -
c/o Kimco Realty Corporation
3333 New Hyde Park Rd.
New Hyde Park, NY  11042

Helen Kimmel                                  2,082,495     (5)        182,600                 3.3        4.4
445 Park Avenue
New York, NY  10022

Joseph K. Kornwasser                            186,933                  1,530                   *          *
Michael V. Pappagallo                           149,500                 -                        *          -
Bruce M. Kauderer                                98,008                 -                        *          -
Richard G. Dooley                                85,823                 -                        *          -
Jerald Friedman                                  77,550                 -                        *          -
Frank Lourenso                                   76,501                 -                        *          -
Joseph V. Denis                                  75,800                 -                        *          -
Michael J. Flynn                                 70,305                 -                        *          -
Robert Nadler                                    55,800                 -                        *          -
Patrick J. Callan, Jr.                           52,327                 -                        *          -
Glenn G. Cohen                                   51,915                    100                   *          *
Joe Grills                                       42,500                 -                        *          -
David B. Henry                                   25,000                 -                        *          -
Paul Weinberg                                    16,270                 -                        *          -
Thomas Caputo                                     7,000                 -                        *          -

All Directors and executive                   8,299,628     (6)         23,730                13.1          *
officers as a group (17 persons)

--------------------
*  Less than 1%

(1) Includes 1,070,889 shares held by Mr. Cooper as trustee for the benefit of Mr. Kimmel's son. Does not include 256,573 shares held by adult members of Mr. Cooper's family, as to all of which shares Mr. Cooper disclaims beneficial ownership.
(2) Includes 19,100 depositary shares held by Mr. Cooper as trustee for the benefit of Mr. Kimmel's son. Does not include 1,000 depositary shares held by Mrs. Shirley Cooper, wife of Mr. Milton Cooper, as to all of which shares Mr. Cooper disclaims beneficial ownership.
(3) Does not include 1,070,889 shares held in trust by Mr. Cooper for Mr. Kimmel's son or 1,300,828 shares held by Mrs. Helen Kimmel, his wife, as to all of which shares Mr. Kimmel disclaims beneficial ownership. Also, does not include 781,667 shares held by foundations and trusts for which Mrs. Kimmel is a trustee, as to all of which shares Mr. Kimmel disclaims beneficial ownership.
(4) All Depositary Shares and Percent of Class represent ownership of Class D Preferred Stock.
(5) Does not include 2,736,617 shares held by Mr. Kimmel, her husband, or 1,070,889 shares held in trust by Mr. Cooper for Mr. Kimmel's son, as to all of which shares Mrs. Kimmel disclaims beneficial ownership.
(6) Does not include 1,090,099 shares held by KC Holdings, Inc., a related, private corporation in which Mr. Cooper holds a controlling interest. See "Compensation Committee Interlocks and Insider Participation - Transactions with KC Holdings, Inc."

Executive Compensation and Transactions with Management and Others

        Executive Officers. Reference should be made to the Company's annual report on Form 10-K for the year ended December 31, 2000, incorporated herein by reference, following Part I, Item IV, for information with respect to the executive officers of the Company.

        Executive Compensation. The following table sets forth the summary compensation of the Chairman of the Board of Directors (and Chief Executive Officer) and the four other most highly paid executive officers of the Company for calendar years 2000, 1999 and 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                     Long Term
                                                                                   Compensation
                                    Annual Compensation                               Awards
                                    -------------------                            ------------
           (a)                (b)       (c)         (d)           (e)          (f)               (g)           (h)
                                                                 Other
         Name and                                               Annual      Restricted                      All other
        Principle           Period    Salary       Bonus     Compensation     Stock            Options    Compensation
         Position            Ended      ($)         ($)         ($) (1)       Awards           (#) (2)       ($) (3)
         --------            -----      ---         ---         -------       ------           -------       -------
Milton Cooper                 12/00    658,500      100,000        -            -               75,000          8,034
 Chief Executive Officer      12/99    658,000      100,000        -            -               75,000          8,034
 and Chairman of the          12/98    439,731      375,000        -            -                 -             8,190
 Board of Directors

Michael J. Flynn (4)          12/00    658,500      200,000        -            -                75,000         4,953
 Vice Chairman of the         12/99    658,000      200,000        -            -                75,000         2,574
 Board of Directors and       12/98    485,885      300,000        -            -                73,000         4,563
 President & Chief
 Operating Officer

Joseph K. Kornwasser (4)      12/00    441,673      225,000        -            -                 -               897
 Senior Executive Vice        12/99    433,000      225,000        -            -                50,000           897
 President since              12/98    234,386      120,000        -            -               250,000             -
 June 1998

Jerald Friedman (4)           12/00    426,769      150,000        -            -                25,000         1,677
 Executive Vice               12/99    308,000      150,000        -            -                35,000         1,677
 President since              12/98    164,251       80,000        -            -               100,000             -
 June 1998

Michael V. Pappagallo (4)     12/00    258,500      150,000        -            -                50,000           390
 Chief Financial Officer      12/99    258,000      150,000        -            -                50,000           390
                              12/98    262,808      150,000        -            -                50,000           429

(1) No named officer received perquisites or other personal benefits aggregating the lesser of 10% of annual salary and bonus or $50,000.

(2) Options to acquire shares of Common Stock at exercise prices equal to the fair market value on the dates of grant.
(3) The amounts shown represent the value of Company paid group term life insurance premiums.
(4) See "Executive Compensation and Transactions with Management and Others - Employment Contracts".

                        OPTION GRANTS IN LAST FISCAL YEAR

        The following table provides information on options to acquire shares of the Company's Common Stock granted to the named executive officers during 2000.

                                                                                Potential Realizable Value at Assumed Annual
                                                                                Rates of Stock Price Appreciation for
                                Individual Grants                               Option Term (1)
         (a)              (b)          (c)             (d)            (e)             (f)                   (g)
                                   % of Total
                        Options  Option Granted     Exercise
                        Granted   to Employees        Price       Expiration
         Name           (#) (2)  in Fiscal Year      ($/Sh)          Date            5% ($)               10% ($)
         ----           -------  --------------      ------          ----            ------               -------
Milton Cooper           75,000         8.3            40.75        11/28/10        1,922,062             4,870,875

Michael J. Flynn        75,000         8.3            40.75        11/28/10        1,922,062             4,870,875

Joseph K. Kornwasser       -            -               -              -               -                     -

Michael V. Pappagallo   50,000         5.6            40.75        11/28/10        1,281,375             3,247,250

Jerald Friedman         25,000         2.8            40.75        11/28/10          640,687             1,623,625

(1) Assumed annual rates of stock price appreciation, as determined by the SEC, for illustrative purposes only. Actual stock prices will vary from time to time based upon market factors and the Company's financial performance. No assurance can be given that such rates will be achieved.
(2) Options become exercisable one-third on each of the first three anniversaries of the date of grant.

                       AGGREGATED OPTION EXERCISES IN LAST
                  FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

        The following table provides information on options to acquire shares of Common Stock exercised in 2000 by the named executive officers, and the value of each such officer's unexercised options to acquire shares of Common Stock outstanding at December 31, 2000.

          (a)                          (b)                 (c)                 (d)                      (e)

                                                                                                  Value of Unexercised
                                                                    Number of Unexercised             In-the-Money
                                 Shares Acquired        Value      Options at Year End (#)     Options at Year End ($)(1)
          Name                   on Exercise (#)     Realized ($)   Exer.          Unexer.        Exer.          Unexer.
          ----                   ---------------     ------------   ----           -------        -----          -------
Milton Cooper                         3,125             36,125      21,625         125,250        263,555        870,234
Michael J. Flynn       (2)            3,125             36,125     196,625         150,070      3,011,334      1,039,321
Joseph K. Kornwasser   (2)              -                 -        181,500         118,500      1,314,926        982,074
Jerald Friedman        (2)              -                 -         77,550          82,450        586,299        601,251
Michael V. Pappagallo  (2)            3,125             36,125     113,375         100,500      1,252,383        791,594

(1) Based upon the closing price of the Company's Common Stock on the New York Stock Exchange on December 31, 2000 of $44.1875 per share.
(2) See "Executive Compensation and Transactions with Management and Others - Employment Contracts".

        Employment Contracts. In November 1998, the Company entered into a new five-year employment agreement with Mr. Michael J. Flynn pursuant to which Mr. Flynn continues to serve as Vice Chairman of the Board of Directors and President and Chief Operating Officer of the Company. In accordance with this employment agreement, Mr. Flynn (i) is to receive a base salary of $650,000 per annum, (ii) shall be eligible to receive a bonus in such amounts, if any, as the Board, in its sole discretion shall determine and (iii) shall be eligible to receive grants of Common Stock of the Company or options with respect thereto, in such amounts, if any, as the Board, in its sole discretion shall determine.

        In June 1998, the Company entered into a three-year employment agreement with Mr. Joseph K. Kornwasser, which expires on June 19, 2001, pursuant to which Mr. Kornwasser was appointed as a director of the Board and began to serve as Senior Executive Vice President of the Company. In accordance with this employment agreement, Mr. Kornwasser is to receive $650,000 per annum ($425,000 base salary and $225,000 guaranteed bonus) as compensation for his services. The agreement further provides that Mr. Kornwasser be granted options to acquire 250,000 shares of the Company's Common Stock at an exercise price of $37.437 per share, the market price on the date of grant. These stock options are to be considered qualified incentive stock options, as defined in and to the extent permitted under the Company's Equity Participation Plan (as defined herein). Options with respect to these shares shall vest in three equal installments upon each of the first three anniversaries of the date of grant.

        In June 1998, the Company entered into a three-year employment agreement with Mr. Jerald Friedman, pursuant to which Mr. Friedman began to serve as Executive Vice President of the Company. In accordance with this employment agreement, Mr. Friedman was to receive $450,000 per annum ($300,000 base salary and $150,000 guaranteed bonus) as compensation for his services. The agreement further provides that Mr. Friedman be granted options to acquire 100,000 shares of the Company's Common Stock at an exercise price of $37.437 per share, the market price on the date of grant. These stock options are to be considered qualified incentive stock options, as defined in and to the extent permitted under the Company's Equity Participation Plan (as defined herein). Options with respect to these shares shall vest in three equal installments upon each of the first three anniversaries of the date of grant. In the event of, and depending upon the reasons for, a termination of Mr. Friedman's employment with the Company prior to such dates, (i) any such non-vested shares would become 100% vested as of the termination date and (ii) Mr. Friedman would receive severance in the amount equal to the base salary and bonus then in effect for the greater of the balance of the term of this agreement or one year. In addition, in the event that the Company determines to distribute to its stockholders equity interests in one of its subsidiaries that is qualified as a real estate investment trust and structured to be a so-called "leveraged REIT", Mr. Friedman shall be entitled to receive options to acquire shares of common stock of such subsidiary equal to 0.4% of the outstanding (not diluted) common shares of such subsidiary immediately following their distribution to the Company's stockholders. The exercise price of such options shall equal the distribution value for tax purposes of the underlying shares at the time of distribution. Such options shall otherwise be structured and exercisable with terms similar in all material respects to the terms of the Equity Participation Plan (as defined herein) of the Company. The Company shall undertake to cause such subsidiary to effect the registration under the Securities Act of the shares issuable upon exercise of such options, including resale thereof. Following any such distribution to the Company's stockholders, Mr. Friedman's salary set forth herein shall be apportioned between the Company and such subsidiary in the manner determined by the Company.

        In April 2000, the Company amended and restated the employment agreement (the "Amended Agreement") with Mr. Friedman whereby effective January 1, 2000, Mr. Friedman will also serve as President of the Company's new development subsidiary (the "Development Company"). The term of this agreement will be through December 31, 2001 unless sooner terminated or extended. In accordance with the Amended Agreement, Mr. Friedman is to receive a base salary of $450,000 per annum. In addition, Mr. Friedman shall be eligible to earn a bonus upon the calculation of Development Company Profits, as defined in the Amended Agreement. The bonus shall be determined and paid semi-annually. Pursuant to the Amended Agreement, the bonus payable to Mr. Friedman for each six month period ending on the June 30th Measurement Date, as defined, shall be an amount equal to the lesser of (i) fifteen percent (15%) of Development Company Profits for that six month period or (ii) $225,000. The bonus payable to Mr. Friedman for each six month period ending on the December 31st Measurement Date, as defined, shall be an amount equal to fifteen percent (15%) of Development Company Profits for the twelve month period just ended, minus the bonus calculated on the immediately preceding June 30th Measurement Date, provided that the annual bonus to be earned by Mr. Friedman shall never exceed $450,000 for any said twelve month period ending on December 31.

        In April 1997, the Company entered into a two-year employment agreement with Michael V. Pappagallo pursuant to which Mr. Pappagallo began to serve as Chief Financial Officer effective May 27, 1997. In accordance with this employment agreement, Mr. Pappagallo is to receive $400,000 per annum ($250,000 base salary and $150,000 guaranteed bonus) as compensation for his services. The agreement further provides that Mr. Pappagallo be granted options to acquire 50,000 shares of the Company's Common Stock at an exercise price of $31.125 per share, the market price on the date of grant. These stock options are to be considered incentive stock options, as defined in and to the extent permitted under the Company's Equity Participation Plan (as defined herein), and otherwise shall be non-qualified options. Options with respect to these shares shall vest in three equal installments upon each of the first three anniversaries of the date of grant. In the event of, and depending upon the reasons for, a termination of Mr. Pappagallo's employment with the Company prior to such dates,
(i) any such non-vested shares would become 100% vested as of the termination date and (ii) Mr. Pappagallo would receive the remaining compensation due through the term of his employment agreement. Mr. Pappagallo's employment agreement has been extended through May 2001.

        Effective April 2001, the Company commenced a five-year employment agreement with David B. Henry pursuant to which Mr. Henry will serve as Chief Investment Officer and has been nominated as Vice Chairman of the Board of Directors which will be voted upon by the shareholders in connection with Proposal 1 of this Proxy Statement. In accordance with this employment agreement, Mr. Henry is to receive $750,000 per annum ($500,000 base salary and $250,000 guaranteed bonus) as compensation for his services. In addition, Mr. Henry received a grant of 25,000 shares of the Company's Common Stock which vest immediately. Mr. Henry was also granted options to acquire 250,000 shares of the Company's Common Stock at an exercise price equal to the market price on the date of grant. With respect to 25,000 of these stock options, they are to be considered qualified incentive stock options, as defined in and to the extent permitted under the Company's Equity Participation Plan, and the remaining 225,000 stock options shall be non-qualified options. Options with respect to these shares vest in three equal installments upon each of the first three anniversaries of the date of grant. In the event of, and depending upon the reasons for a termination of Mr. Henry's employment with the Company prior to such dates, (i) any such non-vested shares would become 100% vested as the termination date and (ii) Mr. Henry would receive severance in the amount equal to the base salary and guaranteed bonus then in effect for the greater of the balance of the term of his employment agreement or one year.

Compensation Committee Interlocks and Insider Participation

        The Executive Compensation Committee of the Board of Directors, comprised of Messrs. Martin Kimmel, Milton Cooper, Richard Dooley, Joe Grills and Frank Lourenso, is charged with the responsibility of determining compensation levels, including awards pursuant to the Company's Equity Participation Plan (as defined herein), for the named executive officers other than Mr. Cooper. Mr. Cooper's compensation and participation in the Equity Participation Plan is subject to review and approval by the members of the Executive Compensation Committee other than Mr. Cooper.

        Mr. Milton Cooper is Chairman of the Board of Directors of the Company, and Mr. Martin Kimmel is Chairman Emeritus of the Board. Messrs. Cooper and Kimmel were founding members of the Company's predecessor in 1966.

        Transactions with KC Holdings, Inc. To facilitate its initial public stock offering in November 1991 (the "IPO"), the Company transferred its interests in 46 shopping center properties to a newly-formed corporation, KC Holdings, Inc. ("KC Holdings"), and subsidiaries of KC Holdings. The stock of KC Holdings is owned by the stockholders of the Company prior to the IPO. All of the real estate interests owned by KC Holdings and its subsidiaries are subject to purchase options held by the Company which expire in November 2001.

        As of April 1, 2001, KC Holdings' subsidiaries had conveyed 32 shopping center properties back to the Company and had disposed of ten additional centers in transactions with third parties. Of the 32 shopping center properties conveyed to the Company, three shopping center property interests were acquired in March 2001 in connection with the Company's exercise of its option to acquire GC Buffalo Corp., a subsidiary of KC Holdings, which owns a 50% general partnership interest (the "GCBC G.P. Interest") in a partnership which owns fee title to the properties. The Company acquired the GCBC G.P. Interest for an aggregate option price of approximately $3.5 million, paid $0.8 million in shares of the Company's Common Stock (valued at $41.50 per share) and approximately $2.7 million in cash. In June 2000, two shopping center properties were acquired in connection with the Company's exercise of its option to acquire KC Holdings Harrisburg Inc. and Kimco Michigan, Inc., subsidiaries of KC Holdings. The Company acquired the properties for an aggregate purchase price of $12.2 million, paid approximately $11.6 million in shares of the Company's Common Stock (valued at $40.7625 per share) and $0.6 million through the assumption of mortgage debt encumbering one of the properties. During 1999, 13 shopping center properties were acquired in connection with the Company's exercise of its option to acquire KCHGC, Inc., a subsidiary of KC Holdings. These shopping center properties where acquired for an aggregate option purchase price of approximately $39.8 million, paid $15.7 million in shares of the Company's Common Stock (valued at $39.00 per share) and $24.1 million through the assumption of mortgage debt encumbering the properties. The mortgage debt was repaid by the Company during 1999. The members of the Company's Board of Directors who are not also shareholders of KC Holdings have unanimously approved the Company's acquisition of all 32 shopping center properties that have been conveyed back to the Company.

        The Company is party to a management agreement pursuant to which it manages three of KC Holdings' four remaining shopping center properties under terms which the Company believes are no less favorable than would be obtained in negotiations with an independent third party. The remaining property is owned in a joint venture and is managed by an unaffiliated joint venture partner. The management agreement was approved by a majority of the Company's Directors who are not also stockholders of KC Holdings. Management fees paid by KC Holdings to the Company totaled approximately $0.1 million during 2000.

        Joint Ventures. Members of the Company's management have investments in certain real estate joint ventures or limited partnerships, which own and/or operate seven of the Company's 499 property interests as of December 31, 2000. Such management investments predate the Company's IPO and, in each case, the Company is a general partner of the joint venture or partnership and controls or directs the management of the joint venture or partnership. Any material future transactions involving these joint ventures or partnerships, such as major renovations, disposal or sale, will be subject to the approval of a majority of disinterested directors of the Company.

        Relationship with J.P. Morgan. Mr. Lourenso, an Executive Vice President of J.P. Morgan, has been a Director of the Company since December 1991. The Company has maintained its principal banking relationship with J.P. Morgan. J.P. Morgan, together with a consortium of ten additional banks, has provided the Company with a $250.0 million, unsecured revolving credit facility which is scheduled to expire in August 2003. At December 31, 2000 there was $45.0 million outstanding under this facility.

        Relationship with The State of New York Common Retirement Fund. Mr. Grills is a member of the Investment Advisory Committee of The State of New York Common Retirement Fund (the "NYSCRF"). Mr. Grills has been a Director of the Company since January 1997. During 1999, the Company entered into a joint venture arrangement with the NYSCRF and other institutional investors in connection with the Kimco Income Operating Partnership ("KIR"), an entity established for the purposes of investing in high quality retail properties, financed primarily through the use of individual non-recourse mortgages. The NYSCRF has committed approximately $267.0 million to the joint venture of which $139.5 million has been contributed. This investment by the NYSCRF was reviewed by the NYSCRF Real Estate Advisory Committee of which Mr. Grills is not a member.

Report of the Executive Compensation Committee on Executive Compensation

        The Executive Compensation Committee has provided the following Report on Executive Compensation:

        Compensation Strategy and Performance Criteria. The members of this Committee believe the Company's success is attributable in large part to the talent and dedication of its associates and, in particular, to the management and leadership efforts of its executive officers. Accordingly, the Company, under the guidance of the Executive Compensation Committee, is committed to develop and maintain compensation policies, plans and programs which seek to enhance cash flows, and consequently real property and stockholder values, by aligning the financial interests of the Company's senior management with those of its stockholders.

        In furtherance of these goals, the Company relies, to a large degree, on annual and longer term incentive compensation (that is, specifically cash bonuses, stock grants and stock option grants) to attract and retain corporate officers and other key associates of outstanding ability, and to motivate such persons to perform to their fullest potential. These forms of incentive compensation are variable and designed to effectuate a pay-for-performance philosophy which considers management's ability to consistently improve the Company's Funds from Operations (a widely-accepted measure of performance for real estate investment trusts) to be of paramount importance. Other performance criteria which effect incentive awards include the demonstrated ability to strengthen the Company's capital structure, the measure of improved total return to stockholders and individual performance/contributions to corporate goals and objectives.

        The Committee annually deliberates the appropriate combination of cash and stock-based compensation, and weighs the competitiveness of the Company's plans in relation to compensation practices employed by a select group of successful real estate investment trusts that are (i) included in the NAREIT equity index used in the accompanying stock performance graph, and (ii) believed to be comparable to the Company based on market capitalization, portfolio size and distribution and product type. In general, the Committee has set base compensation levels for the Company's executive officers at competitive levels relative to this peer group. The number of stock options granted annually is an amount which the Committee, after due consideration of corporate and individual performance, changes in job function or title, competitive option grant levels and previously awarded options, considers appropriate to fairly compensate and properly motivate its officers.

        From time to time the Committee may retain compensation and other management consultants to assist with, among other things, structuring the Company's various compensation programs and determining appropriate levels of salary, bonus and other awards payable to the Company's officers and key personnel, as well as to guide the Company in the development of near-term individual performance objectives necessary to achieve long-term profitability. No compensation consultants were retained during the years for which compensation information has been provided in this Proxy Statement.

        2000 Performance. In evaluating 2000 performance, particularly noteworthy was the Company's ability, under senior management's direction, to increase Funds from Operations for the year ended December 31, 2000 to $254.1 million, or $4.03 per share on a diluted basis, from $221.4 million, or $3.61 per share on a diluted basis, during the preceding year. The growth in Funds from Operations resulted from (i) the Company's strong acquisition and investment program which added 12 property interests comprising 1.4 million square feet of leaseable area coupled with the full year results from the prior year's acquisition of 35 property interests, (ii) the significant growth and contribution of KIR which acquired 24 property interests for approximately $421.0 million during 2000 and (iii) internal growth from the completion of development and redevelopment projects and significant leasing within the portfolio. The Company increased its occupancy level to 92.9% at December 31, 2000 as compared to 91.4% in the preceding year and continued to increase its average annualized base rent per square foot, capitalizing on its below market-rate rents.

        Further, consideration was given to management's ability to continue its strengthening of the Company's consolidated balance sheet through (i) completing a primary offering of 1.8 million shares of its Common Stock which has added approximately $72.4 million to stockholders' equity and provided capital for continued investment in KIR and for property acquisitions and (ii) effectively utilizing its medium-term notes ("MTN") program to issue $210.0 million in cost-effective unsecured debt financing during 2000 providing capital for debt repayment and property acquisitions. As a result of these transactions, the Company continues to maintain a strong, prudent capital structure as evidenced by the percentage of its total debt to total market capitalization of 30% at December 31, 2000. In addition, the Company was able to attract capital commitments of $170.0 million from third party investors to complement its own commitment of $130.0 million for KIR. These new commitments are in addition to the initial commitments of $269.0 million made during 1999, of which the Company contributed $117.0 million.

        As a result of the Company's 2000 performance, the Board of Directors in December 2000 authorized an increase in dividends on the Common Stock to $0.72 per share from $0.68 per share. The Company previously increased the dividend per common share from $0.66 to $0.68 in July 2000.

        During the course of 2000, high growth sectors such as technology and internet related stocks experienced significant erosion of investor support, and the REIT industry was a beneficiary of this changing sentiment primarily because of the strong dividend levels and stable characteristics of REIT stocks. The Company's excellent financial performance was rewarded in this shifting environment, and the combination of the Company's dividend and stock price improvement produced total returns to stockholders during 2000 of approximately 39%.

        2000 Incentive Compensation. In establishing 2000 incentive compensation (that is, the cash bonuses and stock option grants as set forth in the accompanying Summary Compensation and Option Grants in Last Fiscal Year tables) for the Company's named executive officers, the Committee concluded that each such officer had individually made a very substantial contribution toward achieving the aforementioned performance levels. The Committee did not specifically relate any measure of performance or any accomplishment to the incentives awarded, nor did the Committee assign relative weight to any specific performance factor. Rather, the Committee members made the subjective determination that the incentives awarded were appropriate in view of previously awarded incentives and their qualitative assessment that 2000 represented a year of significant achievement for the Company that was, in large part, attributable to the talents and efforts of its executive officers.

        The annual bonus and option to acquire shares of the Company's Common Stock awarded during 2000 to Mr. Cooper, Chairman of the Board of Directors and Chief Executive Officer, as set forth in the accompanying Summary Compensation Table, was determined by the members of the Executive Compensation Committee, other than Mr. Cooper, after evaluating generally the Company's achievements for the year and specifically Mr. Cooper's contributions towards realizing such performance levels. The Board concluded that Mr. Cooper's leadership, vision and decision making contributed significantly to these accomplishments and warranted the bonus awarded to Mr. Cooper.

                       Martin S. Kimmel
                       Milton Cooper
                       Richard G. Dooley
                       Joe Grills
                       Frank Lourenso

                       As to that portion of the report which pertains to Mr. Cooper's compensation:

                       Martin S. Kimmel
                       Richard G. Dooley
                       Joe Grills
                       Frank Lourenso

Stock Price Performance. The following stock price performance chart compares the Company's performance to the S&P 500 and the index of equity real estate investment trusts prepared by the National Association of Real Estate Investment Trusts ("NAREIT"). Equity real estate investment trusts are defined as those which derive more than 75% of their income from equity investments in real estate assets. The NAREIT equity index includes all tax qualified equity real estate investment trusts listed on the New York Stock Exchange, American Stock Exchange or the NASDAQ National Market System. Stock price performance, presented quarterly for the five years ended December 31, 2000, is not necessarily indicative of future results. All stock price performance assumes the reinvestment of dividends.


Kimco Realty Corporation
2000 Total Return Proxy Data
(January 1996 - December 2000; Benchmarked at December 1995 = 100.00)


                    NAREIT       S & P 500         KIMCO
   ------------------------------------------------------
   Dec-95           100.00        100.00           100.00
   Mar-96           102.27        105.37           100.57
   Jun-96           106.82        110.10           106.80
   Sep-96           113.81        113.50           114.05
   Dec-96           135.27        122.96           135.50
   Mar-97           136.21        126.26           127.93
   Jun-97           142.98        148.30           126.71
   Sep-97           159.88        159.41           140.69
   Dec-97           162.67        163.99           144.37
   Mar-98           161.91        186.86           146.89
   Jun-98           154.49        193.04           172.46
   Sep-98           138.23        173.84           161.66
   Dec-98           134.20        210.86           171.08
   Mar-99           127.73        221.35           158.95
   Jun-99           140.61        236.95           174.16
   Sep-99           129.30        222.15           159.05
   Dec-99           128.00        255.20           156.30
   Mar-00           131.06        261.05           173.02
   Jun-00           144.87        254.11           192.54
   Sep-00           155.95        251.65           201.55
   Dec-00           161.75        231.96           217.85


Audit Committee Report

        The Audit Committee of the Board of Directors of the Company is responsible for providing objective oversight of the Company's financial accounting and reporting functions, system of internal control and audit process. The Audit Committee is composed of three directors, each of whom is independent as defined under the listing standards of the New York Stock Exchange. The Audit Committee operates under a written charter approved by the Board of Directors. A copy of the Audit Committee Charter is attached to this Proxy Statement as Appendix A.

        Management of the Company is responsible for the Company's system of internal control and its financial reporting process. The independent accountants, PricewaterhouseCoopers LLP, are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee is responsible for the monitoring and oversight of these processes.

        In connection with these responsibilities, the Audit Committee met with management and the independent accountants to review and discuss the December 31, 2000 consolidated financial statements. The Audit Committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received written disclosures from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm's independence.

        Base upon the Audit Committee's discussions with management and the independent accountants, and the Audit Committee's review of the representations of management and the independent accountants, the audit committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, to be filed with the SEC.

        Equity Participation Plan

        Description of Plan. The Company maintains its Stock Option Plan (the "Stock Option Plan") and its 1998 Equity Participation Plan (the "Equity Participation Plan") for the benefit of its eligible employees, consultants and directors. The Equity Participation Plan was established for the purpose of attracting and retaining the Company's directors, executive officers and other key employees by offering them an opportunity to own Common Stock of the Company and/or rights which will reflect the growth, development and financial success of the Company. The Equity Participation Plan provides that the Executive Compensation Committee or the Board, as applicable, may grant or issue "incentive" stock options and "non-qualified" stock options (within the meaning of the Internal Revenue Code, the "Code"), that vest over time and are exercisable at the "fair market value" of the Common Stock at the date of grant. In addition, the Equity Participation Plan provides for the granting of deferred stock ("Deferred Stock") to the Non-employee Directors of the Company. Deferred Stock may be granted to Non-employee Directors in lieu of directors' fees which would otherwise be payable to such Non-employees Directors, pursuant to such policies as may be adopted by the Board from time to time. Unless otherwise provided by the Board, a grantee of Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Common Stock underlying the award has been issued. The term of an award of Deferred Stock shall be set by the Board in its sole discretion.

        The Executive Compensation Committee has the authority under the Equity Participation Plan to determine the terms of options granted under the Equity Participation Plan, including, among other things, the individuals (who may be employees, consultants or directors of the Company) who shall receive options, the times when they shall receive them, whether an incentive stock option and/or non-qualified option shall be granted, the number of shares to be subject to each option and the date or dates each option shall become exercisable. The Executive Compensation Committee also has the authority to grant options upon the condition that the employee agrees to cancel all or a part of a previously granted option and to amend or accelerate the vesting of previously granted options.

        The exercise price and term of each option are fixed by the Executive Compensation Committee, provided, however, that the exercise price must be at least equal to the fair market value of the stock on the date of grant and the term cannot exceed 10 years; and further provided that in the case of an incentive stock option granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of stock of the Company, a subsidiary or a parent (within the meaning of Section 424 of the Code), the exercise price must be at least 110% of the fair market value on the date of grant and the term cannot exceed five years. Incentive stock options may be granted only within 10 years from the date of adoption of the Equity Participation Plan. The aggregate fair market value (determined at the time the option is granted) of shares with respect to which incentive stock options may be granted under the Equity Participation Plan, or any other plan of the Company or any parent or subsidiary, which stock options are exercisable for the first time during any calendar year, may not exceed $100,000. The maximum number of non-qualified options that may be granted to any one individual is 500,000, provided that the grant of the options will not cause the Company to fail to qualify as a real estate investment trust for Federal income tax purposes. An optionee may, with the consent of the Executive Compensation Committee, elect to pay for the shares to be received upon exercise of his options in cash, shares of Common Stock of the Company or any combination thereof.

        Option Grants. A maximum aggregate of 6,000,000 shares of the Company's Common Stock have been reserved for issuance under the Stock Option Plan (3,000,000 shares, all of which have been issued) and the Equity Participation Plan (3,000,000 shares). Options to acquire 898,425, 799,050 and 1,023,500 shares were granted during 2000, 1999 and 1998 at weighted average exercise prices of $40.63, $32.33 and $37.32 per share, respectively. A total of

3,692,537 options at a weighted average exercise price of $33.66 per share were outstanding at December 31, 2000, and as of such date 608,695 shares were available for future grant under the Equity Participation Plan.

        Proposal to Increase Shares Subject to Option. The Executive Compensation Committee of the Board of Directors has recommended that the shares of the Company's Common Stock subject to Option under the Equity Participation Plan be increased by 3,000,000 shares (See Proposal 2).

401(k) Plan

        The Company maintains a 401(k) retirement plan covering substantially all officers and employees of the Company. The 401(k) plan permits participants to defer up to a maximum of 10% of their eligible compensation, which deferrals generally are matched concurrently by the Company up to a maximum of 5% of the employee's eligible compensation. Participants in the 401(k) Plan are not subject to Federal and state income tax on salary deferral contributions or Company contributions or on the earnings thereon until such amounts are withdrawn from the 401(k) Plan. Salary reduction contributions are treated as wages subject to FICA tax. Withdrawals from the plan may only be made upon termination of employment, or in connection with certain provisions of the 401(k) Plan that permit hardship withdrawals.

Certain Relationships and Related Transactions

        Members of the Company's management hold investments in certain real estate joint ventures or limited partnerships to which the Company is a party. Such investments predate the Company's IPO and, in each case, the Company controls or directs the management of the joint venture or limited partnership. Any material future transactions involving these joint ventures or partnerships require the approval of a majority of disinterested directors of the Company. See "Compensation Committee Interlocks and Insider Participation".

        Messrs. Kimmel and Cooper, Directors of the Company, are stockholders of KC Holdings. See "Compensation Committee Interlocks and Insider Participation".

        Mr. Frank Lourenso, a Director of the Company, is also an Executive Vice President of J.P. Morgan. The Company maintains its principal banking relationship with J.P. Morgan. See "Compensation Committee Interlocks and Insider Participation".

        Mr. Joe Grills, a Director of the Company, is also a member of the Investment Advisory Committee of NYSCRF. The Company has a joint venture arrangement with NYSCRF. See "Compensation Committee Interlocks and Insider Participation".

        Mr. Paul Dooley, Manager of Real Estate Tax Administration and Insurance for the Company, is the son of Mr. Richard G. Dooley, a director of the Company. Mr. Paul Dooley was paid a cash salary in 2000 as an employee of the Company that is commensurate with his position and was granted 7,000 options in 2000 pursuant to the Equity Participation Plan. In addition, Mr. Dooley was extended a loan in the amount of $36,960 in 2000 and $62,865 in 1999 to supplement available margin loans and partially fund the purchase of 2,310 shares and 3,300 shares, respectively, of the Company's Common Stock. The stock purchase loans are scheduled to be repaid over a term of two years, however, the term may be extended at the discretion of the Board of Directors. The amount outstanding as of April 5, 2001 was $94,132.

        During May 2000, the Company purchased from Joseph K. Kornwasser, a Senior Vice President and Director of the Company, 100,217 depositary shares of its Class D Convertible Preferred Stock, at a price of $25.00 per depositary share, totaling approximately $2.5 million. The purchase price was at par, which was less than the market price on the date of purchase.

        Indebtedness of Management. The following table sets forth information with respect to indebtedness of Directors and executive officers to the Company.

                                        Largest
                                       Aggregate
                                      Indebtedness
                                      Outstanding                          Amount
            Name and                  During 2000       Purpose of       Outstanding        Interest Rate
       Principal Position                 ($)          Indebtedness        ($) (5)               (%)
       ------------------         -------------------  ------------        -------               ---
Michael J. Flynn
  Vice Chairman of the
  Board of Directors.                2,095,920(1)      Stock purchase            --(1)           6.0
  President and Chief
  Operating Officer

Michael V. Pappagallo                  651,500(2)      Stock purchase       634,722              6.0
  Vice President and
  Chief Financial Officer

Glenn G. Cohen                         229,632(3)      Stock purchase       223,263              6.0
  Vice President - Treasurer

Patrick J. Callan, Jr.                 103,860(4)      Stock purchase       100,802              6.0
  Vice President - Leasing

(1) Represents (i) loans extended to Mr. Flynn during 1996 to fund the purchase of 10,000 outstanding shares of the Company's Common Stock and in 1997, 1998 and 2000 to fund amounts associated with a previously granted restricted stock award and this stock purchase loan is collateralized by the shares of Common Stock acquired and is repayable, commencing in 1999, over an approximate term of eight years and (ii) loans extended during 1999 and 2000 to supplement available margin loans and partially fund the purchase of 121,180 shares and 3,125 shares of the Company's Common Stock, respectively. The stock purchase loans are scheduled to be repaid over a term of two years, however, the term may be extended at the discretion of the Board of Directors. Mr. Flynn repaid these loans in full during March 2001.
(2) Loans extended during 1999 and 2000 to supplement available margin loans and partially fund the purchase of 33,000 and 3,125 shares, respectively, of the Company's Common Stock by Mr. Pappagallo. These stock purchase loans are scheduled to be repaid over a term of two years, however, the term may be extended at the discretion of the Board of Directors.
(3) Loans extended during 1999 and 2000 to supplement available margin loans and partially fund the purchase of 9,900 shares and 3,125 shares, respectively, of the Company's Common Stock by Mr. Cohen. These stock purchase loans are scheduled to be repaid over a term of two years, however, the term may be extended at the discretion of the Board of Directors.
(4) Loans extended during 1999 and 2000 to supplement available margin loans and partially fund the purchase of 3,960 shares and 1980 shares, respectively, of the Company's Common Stock by Mr. Callan. These stock purchase loans are scheduled to be repaid over a term of two years, however, the term may be extended at the discretion of the Board of Directors.

(5)  Indebtedness outstanding as of April 5, 2001.

        Independent Public Accountants

        PricewaterhouseCoopers LLP was engaged to perform the annual audit of the books of account of the Company for the calendar year ended December 31, 2000. There are no affiliations between the Company and PricewaterhouseCoopers LLP, its partners, associates or employees, other than as pertain to its engagement as independent auditors for the Company in previous years. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.

        The following table provides information relating to the fees billed to the Company by PricewaterhouseCoopers LLP for the year ended December 31, 2000:

             Audit Fees (1)                        $161,000
             Financial Information Systems
               Design and Implementation           $      0
             All Other Fees(2)                     $ 48,400

(1) Audit fees include all fees for services in connection with the annual audit of the Company's fiscal 2000 financial statements included in its annual report on Form 10-K and the review of the financial statements included in the Company's quarterly reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000 and for the audit of the fiscal 2000 financial statements of KIR, an entity in which the Company has a 43.3% non-controlling limited partnership interest.
(2) Includes fees for the audit of the Company's employee benefit plan, the review and signing of the 1999 corporate tax returns and for the consents and comfort letters in connection with equity and debt offerings during 2000. The Audit Committee discussed these services with PricewaterhouseCoopers LLP and determined that their provision of these services is compatible with maintaining PricewaterhouseCoopers LLP's independence.

        The Audit Committee of the Board of Directors annually submits its recommendation with respect to the engagement of independent public accountants at the meeting of the full Board of Directors which takes place each year during the Company's third fiscal quarter. PricewaterhouseCoopers LLP has been the Company's independent public accountants since 1986. The Audit Committee of the Board of Directors will review the appointment of PricewaterhouseCoopers LLP for 2001 later this year.

                                   PROPOSAL 2
                  Proposal Regarding Equity Participation Plan

        The Company maintains its Stock Option Plan and its Equity Participation Plan pursuant to which the Executive Compensation Committee of the Board of Directors may grant incentive and non-qualified stock options, for the purposes of (i) furthering the growth, development and financial success of the Company by providing additional incentive to its directors, executive officers, consultants and other key employees who have been or will be given responsibilities for the management or administration of the Company's business affairs, and (ii) enabling the Company to attract and retain the services of the type of professional and managerial personnel considered essential to the long range success of the Company by providing an opportunity for such personnel to become owners of capital stock of the Company.

        A maximum aggregate of 6,000,000 shares of the Company's Common Stock are reserved for issuance under the Stock Option Plan (3,000,000 shares, all of which have been issued) and the Equity Participation Plan (3,000,000 shares). Options to acquire 5,391,305 shares at a weighted average exercise price of $29.97 have been granted through December 31, 2000, and as of such date 608,695 shares remain available for future grant under the Equity Participation Plan.

        The Executive Compensation Committee of the Board of Directors considers the future grant of options under the Equity Participation Plan to be an integral part of the Company's compensation strategies and polices, as it seeks to enhance cash flows, and consequently real property and stockholder value, by aligning the financial interests of the Company's directors, executive officers, consultants and other key employees with those of its shareholders. Accordingly, the members of the Executive Compensation Committee have recommended that the Equity Participation Plan be amended so that the number of shares of the Company's Common Stock subject to Option under the Equity Participation Plan would be increased by 3,000,000 shares. The directors, executive officers, consultants and other key employees who may receive grants of options to acquire such additional shares will continue to be determined in the future by the Executive Compensation Committee of the Board of Directors. The persons named as proxies in the accompanying form of proxy intend to vote FOR this recommendation.

Vote Required

        Approval of the recommendation by the Executive Compensation Committee to increase the numbers of shares of the Company's Common Stock subject to Option under the Equity Participation Plan by 3,000,000 shares requires approval by the affirmative vote of the holders of a majority of the votes cast at the Meeting; provided that the total number of votes cast at the Meeting represents over 50% in interest of all Kimco Common Stock entitled to vote on such proposal. Accordingly, abstentions and broker non-votes will have the effect of a vote against such proposal unless holders of more than 50% in interest of all securities entitled to vote on such proposal cast votes, in which event abstentions will have no effect on the result of such vote.

        THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO INCREASE THE NUMBER OF SHARES OF THE COMPANY'S COMMON STOCK SUBJECT TO OPTION UNDER ITS EQUITY PARTICIPATION PLAN.

                                   PROPOSAL 3
Proposal to Amend the Charter of the Company to Permit the Board of Directors to Change the Number of Authorized Shares of Stock of the Company

        In 1999, the Maryland General Corporation Law (the "MGCL") was amended to permit the board of directors of a Maryland corporation, such as the Company, to include in its charter a provision permitting the board of directors to amend the charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class that the corporation has authority to issue.

        Currently, the Company is required to obtain the approval of its Board of Directors and its stockholders each time it proposes to amend its charter to increase or decrease its number of authorized shares of stock. This process is expensive and time-consuming. Adopting the proposed amendment to the charter will enable the Board of Directors alone to amend the charter of the Company to increase or decrease the number of authorized shares of stock. The proposed amendment requires the approval of the stockholders of the Company.

        Accordingly, the Board of Directors has unanimously adopted a resolution declaring that it is advisable and in the best interests of the Company to add to Article IV, Section A of the charter the following sentence: "The Board of Directors, without any action by the stockholders of the Company, may amend the charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class that the Company has authorized to issue."

         The effect of this amendment will be to permit the Board of Directors, without stockholder action, to increase or decrease (a) the total number of authorized shares of stock of the Company and/or (b) the number of authorized shares of stock of any one or more classes. Maryland law permits a corporation to have shares of stock that are assigned to a particular class as well as shares that are not assigned to a particular class but are available to be classified by the board of directors at a later time. Thus, the total number of authorized shares of stock may exceed the total number of authorized shares of all classes.

        At present, the Company is authorized to issue 310,600,000 shares, consisting of 200,000,000 shares of Common Stock, 102,000,000 shares of excess stock, 5,000,000 shares of preferred stock, 345,000 shares of 7-3/4% Class A Cumulative Redeemable Preferred Stock, 345,000 shares of Class A Excess Preferred Stock, 230,000 shares of 8-1/2% Class B Cumulative Redeemable Preferred Stock, 230,000 shares of Class B Excess Preferred Stock, 460,000 shares of 8-3/8% Class C Cumulative Redeemable Preferred Stock, 460,000 shares of Class C Excess Preferred Stock, 700,000 shares of 7-1/2% Class D Cumulative Convertible Preferred Stock, 700,000 shares of Class D Excess Preferred Stock, 65,000 shares of Floating Rate Class E Cumulative Redeemable Preferred Stock, and 65,000 shares of Class E Excess Preferred Stock. Of the 200,000,000 authorized shares of Common Stock, there are already issued and outstanding over
63.4 million shares and an additional 3.6 million shares are issuable upon exercise of outstanding options. The shares of excess stock are reserved for issuance, if necessary, in connection with certain provisions of the charter relating to the exchange of shares if certain events occur that could jeopardize the Company's qualification as a REIT under the Code.

        The Board of Directors believes that it is in the best interests of the Company and its stockholders to permit the Board of Directors, without the necessity of stockholder approval, to increase or decrease either the aggregate number of shares of stock or the number of shares of any class of stock that the Company has authority to issue in order to provide the Company with maximum flexibility to meet a variety of business needs and future opportunities. These business needs and opportunities may include share dividends, share splits, retirement of indebtedness, employee benefit programs, business combinations, acquisitions of property and raising cash for general purposes. Responding to such needs or opportunities often requires quick action. The process of obtaining stockholder approval to amend the charter is both time-consuming and expensive. The Board of Directors currently does not have any plans to increase the aggregate number of authorized shares or the number of shares of any class of stock to issue any significant number of shares of stock.

        If the proposed amendment is adopted, authorized shares of stock of the Company as established from time to time by the Board of Directors in excess of those issued from time to time will be available for issuance at such times and for such purposes as the Board of Directors may deem advisable without further action by the Company's stockholders, unless such action is otherwise required by applicable law or the rules of the New York Stock Exchange.

        As discussed above, the advantages to the Company's stockholders of the proposed amendment include the flexibility it would give the Company in raising capital and acquiring property and the avoidance of delay and expense. However, even if the proposed amendment is adopted, shareholder approval would continue to be required under the rules of the New York Stock Exchange for any transaction or series of related transactions (other than a public offering for cash) in which shares of common stock or securities convertible into or exercisable for shares of common stock are to be issued if (i) the newly issued shares have voting power equal to or in excess of 20% of the voting power of the outstanding shares of common stock prior to such transaction, (ii) the number of newly issued shares of common stock is equal to or in excess of 20% of the number of outstanding shares of common stock before such transaction (other than stock splits or stock dividends) or (iii) the issuance would result in a change of control of the Company.

        The Board of Directors does not intend to increase the aggregate number of authorized shares of stock or the number of shares of any class of stock or to issue any shares of stock except on terms or for reasons that the Board deems to be in the best interest of the Company. Because the holders of shares of Common Stock of the Company do not have preemptive rights, the issuance of additional shares of Common Stock (other than on a pro rata basis to all current stockholders) would reduce current stockholders' proportionate interest. However, in any such event, stockholders wishing to maintain their interests may be able to do so through normal market purchases. While the issuance of shares of stock by certain entities in certain instances may have the effect of delaying, deferring or preventing a hostile takeover, the Board of Directors does not believe that the authority to increase or decrease the authorized shares of stock is likely to have a significant anti-takeover effect because of existing provisions in the Company`s charter restricting the concentration of ownership of the outstanding shares of stock of the Company in order to maintain the Company's qualification as a REIT under the Internal Revenue Code.

Vote Required

        Approval of the recommendation by the Board of Directors to amend the charter of the Company to permit the Board of Directors to change the number of authorized shares of stock of the Company requires approval by the affirmative vote of holders of shares entitled to cast two-thirds of all the votes entitled to be cast on the matter. Accordingly, any shares not voted (whether by abstentions, broker non-votes or otherwise) will have the same effect as votes against the proposed amendment to the Company's charter. If this proposal is approved by the stockholders, it will become effective upon the filing of Articles of Amendment with the State Department of Assessments and Taxation of Maryland, which will occur as soon as reasonably practicable after approval.

        THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AMEND ARTICLE IV, SECTION A OF THE COMPANY'S CHARTER TO PERMIT THE BOARD OF DIRECTORS TO AMEND THE CHARTER TO INCREASE OR DECREASE THE AGGREGATE NUMBER OF SHARES OF STOCK OR THE NUMBER OF SHARES OF ANY CLASS OF STOCK THAT THE COMPANY IS AUTHORIZED TO ISSUE.

Other Matters

        Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports (Forms 3, 4 and 5) of the ownership and changes in the ownership of such equity securities with the SEC and the New York Stock Exchange. Officers, directors and beneficial owners of more than ten percent of the Company's stock are required by SEC regulation to furnish the Company with copies of all such forms which they file.

        Based solely on the Company's review of the copies of Forms 3, 4 and 5 and amendments thereto received by it for the year ended December 31, 2000, or written representations from certain reporting persons that no such forms were required to be filed by those persons, the Company believes that during the year ended December 31, 2000, all filing requirements were complied with by its officers, directors, beneficial owners of more than ten percent of the Company's stock and other persons subject to Section 16 of the Exchange Act.

        Financial and Other Information. Reference should be made to the Company's annual report on Form 10-K for the year ended December 31, 2000, and the Company's Annual Report delivered together with this Proxy Statement, such documents incorporated herein by reference, for financial information and related disclosures required to be included herein.

        Stockholders' Proposals. Proposals of stockholders intended to be presented at the Company's Annual Meeting of Stockholders to be held in 2002 must be received by the Company no later than January 3, 2002, in order to be included in the Company's proxy statement and form of proxy relating to that meeting. Such proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement. A stockholder who wishes to make a proposal at the 2002 Annual Meeting without including the proposal in the Company's proxy statement and form of proxy relating to that meeting must notify the Company by March 6, 2002. If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the Board for the 2002 Annual Meeting may exercise discretionary voting power with respect to any such proposal.

        Documents Incorporated by Reference. This Proxy Statement incorporates documents by reference which are not presented herein or delivered herewith. These documents (except for certain exhibits to such documents, unless such exhibits are specifically incorporated herein) are available upon request without charge. Requests may be oral or written and should be directed to the attention of the Secretary of the Company at the principal executive offices of the Company.

        All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Meeting shall be deemed incorporated by reference into this Proxy Statement and shall be deemed a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein (or subsequently filed document which is also incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement, except as so modified or superseded.

        Other Business. All shares represented by the accompanying proxy will be voted in accordance with the proxy. The Company knows of no other business which will come before the Meeting for action. However, as to any such business, the persons designated as proxies will have authority to act in their discretion.

                                   Appendix A

                            KIMCO REALTY CORPORATION
                             AUDIT COMMITTEE CHARTER

                       Mission Statement and Organization

The Audit Committee of the Board of Directors will:
     o Oversee the Company's accounting and financial reporting policies and practices and system of internal control;
     o Oversee the quality and objectivity of its financial statements and the independent audit thereof; and
     o Act as a liaison between the Company's independent auditors and its full board of directors.

This Audit Committee shall consist entirely of members of the Board that are free of any relationships that, in the opinion of the Board, would interfere with the exercise of their independent judgment. The Audit Committee shall consist of three members, each of whom shall have accounting or financial management experience and expertise, as determined by the full Board in its business judgment. One member shall serve as Committee Chair. The Audit Committee will meet at least two times per year with special meetings called as circumstances warrant, and shall meet annually with the Chief Financial Officer of the Company. The Audit Committee will review and reassess the adequacy of this charter on an annual basis.

The function of the Audit Committee is oversight; it is management's responsibility to maintain appropriate systems for accounting and internal control, and the independent auditor's responsibility to plan and carry out a proper audit.

                           Roles and Responsibilities

     o To recommend the selection, retention or termination of independent auditors and to evaluate their independence;
     o Meet with the Company's independent auditors, including private meetings, as deemed necessary to:
          - to review the arrangements for the annual audit and any special audits;
          - to discuss any matters of concern brought to their attention relating to the Company's financial statements;
          - consider the auditors' comments with respect to the Company's financial policies, procedures and internal accounting controls and management's responses thereto;
          - to review the form of opinion the auditors propose to render to the Board and shareholders; and
          - to review the Company's quarterly financial results prior to the public release and/or the Company's quarterly financial statements prior to filing or distribution. The Committee Chair may represent the full Committee for the review of the quarterly statements.

     o To receive reports concerning any changes in accounting principles or practices proposed by management or the independent auditors;
     o To review the fees charged by the independent auditors for audit and non-audit services brought to the Committee's attention by management;
     o To investigate improprieties or suspected improprieties in the Company's operations; and
     o Regularly update the Board of Directors with respect to the above and other matters as the Committee may deem necessary or appropriate and make appropriate recommendations.

The Committee shall have the resources and authority appropriate to discharge its responsibilities, including the authority to retain special counsel and other experts or consultants at the expense of the Company.

                                                                    2740-PS-01

                                   DETACH HERE
KRC83B

                                      PROXY


                            KIMCO REALTY CORPORATION

           This Proxy is Solicited on Behalf of the Board of Directors

        The undersigned hereby appoints Milton Cooper, Michael J. Flynn and Bruce Kauderer as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all of the shares of Common Stock of Kimco Realty Corporation held of record by the undersigned on April 5, 2001, at the Annual Meeting of Stockholders to be held on May 15, 2001, or any adjournment(s) or postponements(s) thereof. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and the accompanying Proxy Statement.

        The Board of Directors recommends a vote (1) FOR all of the nominees for director, (2) FOR the recommendation by the Executive Compensation Committee of the Board to increase by 3,000,000 shares the number of shares of the Company's Common stock subject to Option under the Company's 1998 Equity Participation Plan and (3) FOR the proposal to amend the Charter of the Company to permit the Board of Directors to change the number of authorized shares of stock of the Company.

        To vote FOR all of the nominees for director, FOR the increased number of shares subject to Option under the Company's 1998 Equity Participation Plan and FOR the proposal to amend the Charter to permit the Board of Directors to change the number of authorized shares of stock of the Company, just sign and date the reverse side. No boxes need to be checked.



------------                                                        ------------
    SEE                                                                 SEE
REVERSE SIDE       CONTINUED AND TO BE SIGNED ON REVERSE SIDE       REVERSE SIDE
------------                                                        ------------

Kimco Realty Corporation

       c/o EquiServe
       P.O. Box 8040
       Boston, MA  02266-8040


Vote by Telephone                                                           Vote by Internet
It's fast, convenient and immediate!                                        It's fast convenient, and your vote is
Call Toll-Free on a Touch-Tone Phone                                        immediately confirmed and posted.
1-877-PRX-VOTE (1-877-779-8683)

Follow these four easy steps:                                               Follow these four easy steps:

1.  Read the accompany Proxy Statement and Proxy Card.                      1.  Read the accompany Proxy Statement and Proxy Card.
2.  Call the toll-free number                                               2.  Go to the Website
    1-877-PRX-VOTE (1-877-779-8683)                                             http://www.eproxyvote.com/kim
3.  Enter your 14-digit Voter Control Number located on your                3.  Enter your 14-digit Voter Control Number located on
    Proxy Card above your name.                                                 your Proxy Card above your name.
4.  Follow the recorded instructions.                                       4.  Follow the instructions provided.

Your vote is Important!                                                     Your vote is Important!
Call 1-877-PRX-VOTE anytime!                                                Go to http://www.eproxyvote.com/kim anytime!


Do Not return your Proxy Card if you are voting by Telephone or Internet


                                   DETACH HERE
KRC83A


             Please mark
             votes as in
             this example.


This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of all nominees for directors FOR Proposals 2 and 3, and in the discretion of the Proxies upon such other business as may properly come before the Meeting. By executing this proxy, the undersigned hereby revokes all prior proxies.

1. To elect Directors to serve for a term of one year and until their successors are duly elected and qualify:
     Nominees:  (01)M. Kimmel, (02)M. Cooper, (03)R. Dooley,
                (04)J. Grills, (05)D. Henry, (06)M. Flynn,
                (07)F. Lourenso


                        FOR ALL                      WITHHELD FROM
                        NOMINEES                     ALL NOMINEES






                        --------------------------------------------------------
                        For all nominees except as noted above



2.   To approve a recommendation by the Executive Compensation                    For        Against        Abstain
     Committee of the Board of Directors that the number of shares of the Company's Common stock par value $.01 per share, subject to Option under the Company's 1998 Equity Participation Plan be increased by 3,000,000 shares;

3. To approve an amendment to the charter of the Company to permit the Board of Directors to change the number of authorized shares of stock of the Company;

4. To transact such other business as may properly come before the Meeting or any adjournment(s) or postponement(s) thereof.


MARK HERE IF YOU PLAN TO ATTEND THE MEETING

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
ENVELOPE.

Please sign exactly as name appears at left. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.




Signature:                                                    Date:
          -------------------------------------------------        -------------

Signature:                                                    Date:
          -------------------------------------------------        -------------